Exhibit 99.1

Team,

I’m writing to share some really sad news and the hardest decision we’ve had to make in HubSpot’s history. We’ve decided to reduce the size of our team by 7% and will be saying goodbye to approximately 500 HubSpotters. If you are one of those employees in the U.S., you will get an email within the next 15 minutes with information and support. In other countries, this process will vary based on local laws and practices. I am deeply sorry to be taking this step.

For a company that prides itself on culture, this is a difficult decision to process. And today will be an incredibly difficult day for our teammates leaving HubSpot. So, let me share why we made this decision, what principles guided us, what we are doing to support employees who are leaving, and what’s next for HubSpot.

Why we made this decision

As we all know, the world has shifted constantly over the past few years. Our business boomed throughout the pandemic but in 2022, things took a downward turn. We came into 2022 anticipating growth would slow down from 2021, but we experienced a faster deceleration than we expected. The year was challenging due to a perfect storm of inflation, volatile foreign exchange, tighter customer budgets, and longer decision making cycles.

Throughout 2022, we focused on execution and operated differently to match the environment we were in. We slowed hiring, minimized travel, cut discretionary spend, and repurposed teams with excess capacity. While all of these changes were necessary, they are no longer sufficient as we face two realities:

•

We grew headcount faster than revenue in a number of teams. We were optimistic about our headcount growth and underestimated the impact of the slowdown in 2022. Unfortunately, the level of uncertainty in customer demand now tells us that we may have more challenging times ahead. We need to set ourselves up to weather this storm.

•

We have to invest in our future. In order to do that, we need to reduce investments that are not aligned with our strategy. To help our customers grow better during this time, we need to double down on product innovation. For us to scale better, we need to double down on our own internal efficiencies. Both of these require investments that we cannot make if we don’t make changes now.

So, after many conversations with our founders, the executive leadership team, and our board, I came to the hard decision to reduce the size of our team by 7%. Since day one, our north star has been to “Solve for the Customer”. That hasn’t changed; in fact, our mission is more important than ever. Our customers need us to innovate faster in this environment. We are in a unique position to help them emerge stronger from this period. That’s why we’re making this decision now. We need to set ourselves up for success today so that we can continue to solve for our customers long into the future.

I know this explanation doesn’t make it any easier for those of you leaving us. We are going to do our very best to support you, and treat you with respect, empathy, and fairness during this transition. The contributions you made here at HubSpot matter a lot. And, I am grateful for the impact you’ve had on our customers and our company.

What principles guided us

It was very important to me, executive leadership, and our founders that we had a clear set of principles to guide the process. The principles were:

•	Map our people to business strategy. Ensure we have people in places that directly impact our customers and strategy, and pull back in areas that don’t.

•	Be fair. Make reductions across all Pillars and across levels.

•	Do what’s right. Be thoughtful in supporting those impacted through severance, benefits, career and transition support.

•	Be transparent and respectful. Openly communicate throughout this transition and treat all employees—leaving or staying—with empathy and respect.

The process for reductions

We started with aligning on the principles above. Each senior executive leader was responsible for decisions in their organization. They made those decisions considering a few factors, including business need, capacity, performance, and organizational structure. We then did a comprehensive review of the decisions to make sure we were following through on our principles. The result is that of 7,400+ HubSpotters, we are parting ways with approximately 500 of them. These are HubSpotters who we value, respect, and care deeply about.

To take care of these teammates, we looked at severance, benefits, equity, career support and transition support and have done our best to be thoughtful and fair. The transition support will vary by region based on global requirements, but will generally include the following:

•

Severance: We will pay 5 months severance, plus an additional week for every year you’ve been with HubSpot up to a 7 month total severance period. For managers, we will pay out your management bonus following our standard bonus structure.

•

Benefits: Medical benefits will be extended through the severance period of up to 5 months, where possible based on region, as well as access to the EAP (Employee Assistance Program) and Modern Health for mental health support and career coaching.

•	Equity: We’re accelerating vesting through April 1, 2023 and we’re removing the vesting cliff for employees who have been with us under 6 months.

•	Laptops & WFH Set-Up: Impacted employees may keep their HubSpot laptops (it will be cleaned of any company data remotely), as well as any work from home gear like monitors and keyboards.

•	Career support: We’re partnering with a 3rd party to provide coaching, resume building & guidance, an opt-in talent directory, and job seeking support.

•	Connect conversations: We’re setting up 1:1 conversations for any departing employee who would like to have a live conversation with a HubSpot manager.

What happens next

Our focus today is on supporting employees who will be leaving HubSpot. If you’re in the U.S. and your role is impacted, you will get an email from HR within the next 15 minutes with confirmation. Outside the U.S., you will also receive an email within the next 15 minutes confirming next steps; each region has different processes and timelines we’ll be following. In addition, each departing employee will have the option to have a 1:1 conversation with a HubSpot manager within the next day.

For all other employees in the U.S., you will receive an email within the next 30 minutes from HR confirming that your role has not been impacted. Throughout the day, there will be webinars led by our Chief People Officer Katie Burke and me to walk through the decision and next steps. You will receive a calendar invite based on group and location shortly.

Closing thoughts

To HubSpotters leaving, I am truly sorry for the impact this has on you and your family. I thank you from the bottom of my heart. Over the past few years, the world has challenged us but you showed up every day to solve for our customers, support your teammates, and do your best work. I am so grateful to you for making HubSpot the company it is today. The work you did here matters and you will always be a part of HubSpot’s story.

To HubSpotters staying, let’s focus this week on supporting our teammates saying goodbye. Difficult times like this test us, but I know we can rebuild together to help our customers, and our company, grow better in the future. Next week, we’ll talk more about where we go from here and our next chapter.

Yamini